Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Vroom, Inc. of our report dated March 13, 2024, except for the effects of discontinued operations discussed in Note 5, the effects of the revision discussed in Note 20, the change in composition of reportable segments discussed in Note 17, and the change in the manner in which the Company accounts for segments discussed in Note 2 to the consolidated financial statements, as to which the date is March 11, 2025, relating to the financial statements of Vroom, Inc, which appear in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 21, 2025